FORM 4


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

        [ X ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1. Name and Address of Reporting Person

   Winthrop              Beekman
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   (Last)               (First)                 (Middle)

   3722 Benton Street, NW
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                        (Street)

   Washington,           DC                      20007-1803
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Central Coal & Coke Corporation (symbol CCCK)
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3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   3/2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check applicable line)

    [ X ]  Form filed by One Reporting      [    ]  Form filed by more
           Person                                   than one Reporting Person

====================================================================================================================================
                                     Table I -- Non-Derivative Securities Beneficially Owned
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
                                         3. Trans-      4. Securities Acquired   5. Amount of  6. Owner-
                                         action         (A) or Disposed of (D)   Securities    ship Form:
                            2. Tran-     Code          ------------------------  Beneficially  Direct (D)
                            saction      ----------             (A)              Owned at      or Indir-   7. Nature of Indirect
1. Title of Security        Date         Code    V     Amount   or (D)  Price    End of Month  ect (I)     Beneficial Ownership
-------------------------   --------     ------ ---    -------  ------  -------  ------------  ----------  ----------------------

Common Stock                3/06/00        S           63,567     D     33.50    0             D           Self


Common Stock                3/06/00        S            4,000     D     33.50    0             I           As beneficiary of
                                                                                                           Trust No. 84950

Common Stock                3/06/00        S            1,000     D     33.50    0             I           As beneficiary of
                                                                                                           4/6/72 Trust

Common Stock                3/06/00        S           19,193     D     33.50    0             I           As Limited Partner of
                                                                                                           Winthrop Holdings, LP

Common Stock                3/06/00        S            4,750     D     33.50    0             I           As parent of share-
                                                                                                           holder

Common Stock                3/06/00        S            1,121     D     33.50    0             I           As parent of bene-
                                                                                                           ficiary of Trust
                                                                                                           Dated 2/1/73




  TOTAL NUMBER OF SHARES:                              93,631                    0

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

====================================================================================================================================
                      Table II -- Derivative Securities Acquired Disposed of, or Beneficially Owned
                              (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================

                                                                                                  9.
                                                                                                  Num-
                                                                                                  ber of  10.
                                                                                                  Deriv-  Owner-
                  2.                       5. Number                                              ative   ship
                  Conv-                    of Deriva-                      7. Type and            Secur-  Form of
                  ersion                   tive Secur-   6. Date           Amount of       8.     ities   Deriv-
                  Price                    ies Acquir-   Exercisable and   of Underlying   Price  Bene-   ative
                  of              4.Trans- ed or Dis-    Expiration Date   Securities      of     fical-  Secur-
                  Deriv-          action   posed of (D)  ----------------- --------------  Deriv- ly Own- ity: Di- 11. Nature
                  ative  3. Tran- Code     ------------- Date     Expir-           Amount  ative  ed at   rect (D) of Indirect
1. Title of Deri- Secur- saction  --------               Exer-    ation-           of      Secu-  End of  or Indi- Beneficial
vative Security   ity    Date     Code  V  (A)    (D)    cisable  Date     Title   Shares  rity   Month   rect (I) Ownership
----------------- ------ -------- ---- --- ------ ------ -------- -------- ------- ------- ------ ------- -------- ---------------

Stock Options
(Non-qualified)   29.00  7/21/99   J       500           11/16/95 5/15/05  Common  500     0      0

Stock Options
(Non-qualified)   29.00  7/21/99   J       500           10/18/96 4/18/06  Common  500     0      0

Stock Options
(Non-qualified)   29.00  7/21/99   J       500           11/16/95 5/04/07  Common  500     0      0

Stock Options
(Non-qualified)   29.00  7/21/99   J       500           11/16/95 5/18/08  Common  500     0      0



TOTAL NON-QUALIFIED OPTIONS OWNED                                                                 0


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Explanation of Responses:

Explanation of Transaction Code J: Expiration of Non-Qualified Director Options under the terms of the 1995 stock option plan sixty days after Beekman Winthrop ceased to be a director of Central Coal & Coke Corporation.


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 /s/ Beekman Winthrop                         9 March 2000
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**Signature of Reporting Person              Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.